Exhibit 10.17

Akston Biosciences Corporation	Akston Biosciences Corporation 100 Cummings Center, Suite 454C Beverly, Massachusetts 01915	Oflicec (978) 969-3381 Fax, 978-522-8499 www.akstonbio.com

PERSONAL AND CONFIDENTIAL

James M. Herriman.	March 9, 2016
[***]

Dear Mr. Herriman:

This letter serves as a revision to the letter from Akston Biosciences Corporation to you dated October 24, 2012. The company is pleased to provide you with a salary to $200,000 per year with an effective date of January 1, 2016. As this change is retroactive, you will be paid a pro-rated amount per pay period such that by the end of 2016 you will have been paid a total salary of $200,000. In subsequent years, you will be paid $16,666.67 per month. You will be paid in accordance with the company’s normal payroll practices as established or modified from time to time. Currently, employees are paid on a bi-monthly basis.

With the approval of the Company’s Board of Directors, you have been granted 2,500 shares of the Company’s common stock. These shares are subject to certain terms included in a Restricted Stock Agreement, including standard vesting terms, i.e. continued service with the company. A copy of this agreement has been made available to you.

The terms above are not contractual. They are a summary of your employment relationship with the Company and are subject to later modification by the Company. Your employment with Akston Biosciences Corporation remains “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Thank you for the contributions you have made to the progress here at Akston. I look forward to continuing to work with you.

Sincerely,

/s/ Todd C. Zion

Todd C. Zion, Ph.D.

President and C.E.O.